Exhibit 10.2
CONVERTIBLE FINANCING AGREEMENT

This convertible Financing Agreement (the “Agreement”) is made and entered into as of the 8 day of November. 2012, by and among Entera Bio Ltd., a company incorporated under the laws of the State of Israel having its principal offices at 3 Avishai St, Jerusalem 93149, Israel (the “Company”); D.N.A. Biomedical Solutions Ltd. (“D.N.A.”) and the investors set out in Exhibit 1 hereto (the “Investors”, and each individually, an “Investor”).

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to raise additional capital;

WHEREAS, D.N.A. is a publicly traded company at the Tel Aviv Stock Exchange and the majority shareholder in the Company;

WHEREAS, the Investor desires to invest in the Company in form of a convertible debt financing pursuant to the terms and conditions more fully set forth in this Agreement; and

NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	The Financing Amount

1.1.
At and subject to the Closing (as defined below), the Investors shall provide to the Company and the Company shall receive from the Investors the aggregate financing amount of US$ [1,000,000] (One Million Dollars) (the “Financing Amount”) in the form of convertible loans on the terms set forth herein, in accordance with the allocation set forth in Exhibit 1 attached hereto.

2.	Closing

2.1.
Closing.  The closing of this Agreement and the transactions contemplated hereby (the “Closing”) shall take place at a closing to be held at the offices of the Company on [       ], 2012 or at such other time and place as the Company and the Investors mutually agree (the date of the Closing being herein referred to as the “Closing Date”).

2.2.
Transactions at the Closing.  At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

2.2.1.  Board Resolutions.  Copies of duly executed resolutions of the Board of Directors of the Company, substantially in the form attached hereto as Exhibit 2.2.1, shall be delivered to the Investors by which the execution, delivery and performance by the Company of this Agreement shall have been approved.

2.2.2.  Shareholders’ Resolutions.  Copies of duly executed resolutions of the shareholders of the Company, substantially in the form attached hereto as Exhibit 2.2.2, shall be delivered to the Investor by which the execution, delivery and performance by the Company of this Agreement and the amendment of the Company’s Articles of Association shall have been approved.

2.2.3.  Resolutions of D.N.A.  Copies of duly executed resolutions of the Board of Directors of D.N.A., substantially in the form attached hereto as Exhibit 2.2.3, shall be delivered to the Investors.

2.2.4.  Waiver.  A waiver of D.N.A. waiving its pre-emptive rights in connection with the issuance of the Company Shares hereunder in the form attached hereto as Exhibit 2.2.4.

2.2.5.  Payment.  Each Investor shall pay to the Company the total amount set forth in Exhibit 1 opposite its name for investment at Closing, by wire transfer of immediately available funds, to a bank account to be designated by the Company.

2.3.
Conditions to Closing by the Investors.  The Investors obligations at the Closing to consummate the transactions contemplated hereunder are subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Investor, which waiver shall be at the sole discretion of Investor):

2.3.1.  Accurate Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, as though the Closing Date was substituted for the date set forth in such representations and warranties.

2.3.2.  Compliance with Covenants.  The Company shall have performed and complied with all of its covenants, agreements and undertakings set forth herein.

2.3.3.  Actions Taken; Delivery of Documents.  All the actions to be taken by the Company as set forth in Section 2.2 above shall have been completed. Documents to be delivered by the Company and D.N.A., as set forth in Section 2.2 above, shall have been delivered.

2.4.	Conditions to Closing by the Company. The Company’s and D.N.A.’s obligations at the Closing to consummate the transactions contemplated hereunder with the Investors are subject to the satisfaction and fulfillment, prior to or at the Closing, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Company or D.N.A., as applicable, which waiver shall be at the sole discretion of the Company or D.N.A., as applicable):

2.4.1.  Accurate Representations and Warranties.  The representations and warranties of the Investor in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, as though the Closing Date was substituted for the date set forth in such representations and warranties.

2.4.2.  Compliance with Covenants.  Investor shall have performed and complied with all of its covenants, agreements, and undertakings as set forth in this Agreement

3.	Interest and Subordination

3.1.
Interest.  The loans under this Agreement shall bear annual interest of 0.6%. The interest shall accrue, but not compound, annually and be repaid in cash in five year intervals, commencing on the fifth anniversary of the Closing Date until the earlier of (i) the exercise of the Company Conversion Right (as defined in Section 5.1 hereafter) or (ii) the end of the Term (as defined in Section 4 hereafter).

3.2.	Subordination. The loans under this Agreement shall be unsecured and subordinate in right of payment to all third party indebtedness of the Company.

4.	Term and Repayment

The loans under this Agreement shall have a twenty (20) years’ term, commencing on the Closing Date (the “Term”). Under no circumstances shall the Company be obligated to repay the Financing Amount (or part thereof) prior to the lapse of the Term.

5.	Conversion

5.1.	Optional Conversion into Ordinary Shares of the Company.

Subject to the occurrence of the Closing, during the Term each Investor shall have the right (“Company Conversion Right”), but not the obligation, to convert all, but not less than all, of its respective outstanding Financing Amount, at the election of such Investor, at any time, by sending a written notice to the Company executed by such Investor, to such effect, into ordinary shares of the Company, par value of NIS 0.01, (the “Company Shares”), at a conversion price of US$

240.26 (rounded) per Company Share (the “Company Conversion Price”). The Company Conversion Price has been based on a pre-money valuation of the Company of US$ 8,000,000.

5.2.	Automatic Conversion into Ordinary Shares of the Company.

Irrespective or anything constituted in this Agreement, any outstanding Financing Amount shall automatically convert into Company Shares at the Company Conversion Price, without that any further action is needed, immediately prior to the occurrence of the following:

5.2.1.  The consummation of an IPO (as such term is defined in the Articles of Association of the Company);

5.2.2.  The consummation of an M&A Transaction. For the purposes of this Section, “M&A Transaction” shall mean any of the following transactions: (i) the sale, lease or other disposal of all or substantially all of the assets of the Company in a single transaction or a series of related transactions; (ii) the sale, exclusive and irrevocable license or other similar disposal of all or substantially all the intellectual property rights of the Company in a single transaction or a series of related transactions; (iii) the sale, exclusive and irrevocable license or other similar disposal of any of the substantial assets or intellectual property rights of the Company in a single transaction or a series of related transactions; (iv) the consolidation, merger or reorganization of the Company with or into any other entity, except for the sole purpose of changing the Company’s domicile, following which the shareholders of the Company as of immediately prior to such transaction or series of related transactions hold, by virtue of securities issued as consideration for the Company’s acquisition or merger, less than 50% of the voting power of the surviving or acquiring entity or less than 50% of the issued and outstanding share capital of the surviving or acquiring entity or (v) any transaction or a series of related transactions in which the shareholders of the Company prior to the transaction or series of related transactions hold less than fifty percent (50%) of the outstanding share capital of the Company or the surviving company, as applicable, following such transaction or series of related transactions (other than pursuant to a round of equity financing).

5.3.	Optional Conversion into Ordinary Shares of D.N.A.

Subject to the occurrence of the Closing, during five (5) years commencing as of the date of this Agreement, each Investor shall have the right, but not the obligation, to exchange all, but not less than all,

Company Shares issued upon exercise of its Company Conversion Right into ordinary shares of D.N.A. (“D.N.A. Shares”), whereas each Company Share shall be exchanged for 5,590 (Five Thousand Five Hundred Ninety) D.N.A. Shares (“D.N.A. Conversion Right”).

The shares issued under the Company Conversion Right and/or the D.N.A. Conversion Right shall be hereinafter be referred to as “Conversion Shares”. The term “Conversion Right” shall refer tithe Company Conversion Right and D.N.A. Conversion Right, collectively.

6.	Mechanics of Conversion

6.1.	Notice. If an Investor elects to exercise its Conversion Right, it shall notify the Company or D.N.A., as the case may be, thereof in writing.

6.2.
No Fractional Shares.  Conversion into shares shall be calculated based on the aggregate amount to be converted and upon conversion, no fractional shares shall be issued to the Investors, and the number of Conversion Shares to be issued shall be rounded to the nearest whole number.

6.3.
Issuance.  The Company or D.N.A., respectively, shall, immediately upon any conversion of the Financing Amount (or such portion thereof attributed to an Investor) issue and deliver to the converting Investor a certificate representing the number of the Conversion Shares to which such Investor shall be entitled upon conversion of its portion of the Financing Amount, grant to such Investor the rights and powers required to be granted in connection with such Conversion Shares, and register the issuance of such the Conversion Shares in such Investor’s name in the register of shareholders of the Company or D.N.A. respectively; provided that the Investor shall transfer all Company Shares to D.N.A., deliver all share certificates evidencing the Company Shares, if any, to D.N.A. and execute and sign all documents necessary to effect such transfer in exchange for the issuance of D.N.A Shares.

6.4.
Rights as Shareholder.  From the date of occurrence of a conversion as provided for in this Agreement and thereafter, whether or not the Conversion Shares required to be issued to such Investor have actually been issued, such Investor shall be deemed to be the holder of such Conversion Shares, and shall be deemed to have all rights, powers, restrictions, qualifications and limitations required to be granted in connection with such Conversion Shares.

6.5.	Due Issuance. Upon any conversion of the Financing Amount, as set out above, the Conversion Shares shall be duly authorized, validly issued, fully-paid, non-assessable and free and clear of any pre-emptive rights, pledges, liens, claims, encumbrances or third party rights of any kind.

6.6.
Further Assurance.  Each of the Company and D.N.A. hereby undertakes to adopt prior to the consummation of the conversion an amendment to its organizational documents as then in effect in order to provide, and take all other actions required for the authorization and issuance of, the Conversion Shares.

6.7.
Effect of Conversion.  Upon conversion of the Financing Amount pursuant to this Agreement and the grant to the Investors of the rights and powers required to be granted in connection with the Conversion Shares, the Company shall be deemed to have repaid to the Investors the loans under this Agreement and the full Financing Amount (including any interest, linkage or other amounts to the extent applicable).

7.	Representations and Warranties of the Company

The Company represents and warrants to the Investors that the statements contained in this Section 7 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date in all material respects, as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in this Section 7.

7.1.
Incorporation.  The Company is a private company duly incorporated and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted. The Incorporation Certificate and the Articles of Association of the Company, all as currently in effect, are attached hereto as Exhibit 7.1 (the “Corporate Documents”).

7.2
Subsidiaries.  The Company has no subsidiaries and does not, directly or indirectly, own, and has not been since its incorporation, directly or indirectly, the owner of, any interest in any corporation, partnership, joint venture or other business association.

7.3.
Authorization.  All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement the performance of all obligations of the Company hereunder has been taken or will be taken prior to the Closing.

7.4.
Validity.  This Agreement was duly executed and at the Closing shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’

rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

7.5.	Capitalization.

7.6.
Attached hereto as Exhibit 7.5 (“Capitalization Table”) is a true and correct capitalization table of the Company as of the date hereof. Except as set forth in the Capitalization Table, there are no options, warrants or other securities, conversion privileges or other rights presently outstanding or reserved to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company.

7.7.
Litigation. The Company is not: (i) subject to any outstanding injunction, judgment, order, decree, writ, stipulation, ruling, governmental inquiry or investigation or charge of any court or any governmental agency or any arbitrator; or (ii) a party or is threatened to be made a party to any action, suit, proceeding, hearing, complaint, charge or investigation of, in, or before any court or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator or other method of settling disputes or disagreements.

7.8.
Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any brokerage or finders’ fees or agents’ commissions or any similar fee in connection with this Agreement.

8.	Representations and Warranties of D.N.A.

D.N.A.  represents and warrants to the Investors that the statements contained in this Section 8 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date in all material respects, as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in this Section 8.

8.1.
Incorporation.  The Company is a company duly incorporated and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to carry on its business as now conducted.

8.2.
Authorization.  All corporate action on the part of D.N.A. and its directors necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of D.N.A. hereunder has been taken or will be taken prior to the Closing.

8.3.
Validity.  This Agreement was duly executed and, to the extent pertaining to it, at the Closing shall constitute valid and legally binding obligations of D.N.A., enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9.	Representations and Warranties of the Investors

Each Investor hereby represents and warrants to the Company that the statements contained in this Section 9 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, as though the Closing Date was substituted for the date set forth in the representations and warranties set forth in this Section 9.

9.1.
Authorization.  Each Investor has full power and authority to enter into this Agreement and the Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms.

9.2.
Purchase Entirely for Own Account.  Each Investor recognizes that this Agreement is made in reliance upon Investor’s representation to the Company that the Conversion Shares that may be issued to it pursuant to this Agreement arc being acquired for investment for Investor’s own account, and not with an immediate view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

9.3.
Investment Experience.  Without derogating from the representations and warranties set forth in Section 8 above, Investor has experience in investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Conversion Shares that may be issued to it pursuant to this Agreement.

10.	Covenants

10.1.
Board of Directors. Subject to the Closing, the Investors shall, as of the Closing Date and as long as the Investors collectively hold 3% or more, or as long as the Company Conversion Rights of the Investors pertain to 3% or more of the Company’s issued and outstanding share capital, have the right to collectively elect one member of the Company’s Board of Directors (the “Investors’ Director”). In the event the Investors’ Director and Mr. Phillip Schwartz (as long as he serves as member of the Company’s Board of Directors), collectively, wish to consummate an IPO or to register the Company’s shares with the US Securities and Exchange Commission (“SEC”), D.N.A. hereby undertakes to instruct the directors elected by D.N.A. to vote together with the Investors’ Director and Mr. Schwartz. If, at the time of the vote, Mr. Schwartz should have ceased to serve as member of the Company’s Board of Directors, D.N.A. undertakes to instruct the directors elected by D.N.A. to vote together with the Investors’ Director.

10.2.
Co-Sale Right.  Until an IPO and except for a transfer to a Permitted Transferee (as such term is defined in the Articles of Association of the Company), any transfer of Company Shares by the shareholders of the Company shall be subject to customary co-sale rights in favor of such Investors who have exercised their Company Conversion Rights, as long as the aggregate shareholdings of the Investors do not fall below 3% of the issued share capital of the Company.  D.NA. and the Company hereby undertake to cause the amendment of the Company’s Articles of Association to that effect upon the exercise of the Company Conversion Right by the Investors.

10.3.	Piggyback Registration Rights. In the event of an IPO in the United States of America, the Company will grant piggyback registration rights to the Investors on customary terms and conditions.

10.4.	Adjustments

The number of Conversion Shares shall be subject to adjustment from time to time or upon exercise as provided herein:

10.4.1.  Consolidation and Division.  If the Company or D.N.A. consolidates its ordinary shares into shares of greater nominal value, or subdivides them into shares of lesser nominal value, the number of shares to be allotted upon exercise of the Conversion Right after such consolidation or subdivision will be reduced or increased, as the case may be, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

10.4.2.  Full Ratchet.  Until the consummation of an IPO, in the event the Company shall at any time after the Closing Date and prior to the second anniversary of the Closing Date issue any New Securities (as such term is defined in Section 10(e) of the Company’s Articles, without consideration or for a consideration per share less than the Company Conversion Price, then the Company Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Company for such issue or deemed issue of the additional Company Shares; provided that if such issuance or deemed issuance was without consideration, then the Company shall be deemed to have received an amount equal to the par value of the Company Shares.

10.4.3.  Weighted Average.  Until the consummation of an IPO, in the event the Company shall at any time after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date issue any New Securities, without consideration or for a consideration per share less than the Company Conversion Price. then the Company Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP=	(A x P') + (C x P")
A + C
where CP is the adjusted Company Conversion Price; A is the number of Company Shares, on a fully diluted, as-converted basis (as if all Options (as defined below) had been fully exercised and the resulting securities fully converted into Company Shares, as of such date), outstanding immediately prior to the relevant issuance of the additional securities; P' is the Company Conversion Price; C is the number of additional securities; and P" is the reduced price per share.

10.4.4.  Adjustment after the Exercise of the Company Conversion Right.  In the event the Investors have exercised their Company Conversion Right, D.N.A. and the Company hereby undertake to cause the amendment of the Articles of Association of the Company to include an anti-dilution provision with the same economic effect as provided for in Sections 10.4.2 and 10.4.3.

10.4.5.  For the purpose of this Section, “Options” shall mean any securities convertible into Company Shares.

11.	General

11.1.
Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Israel, and the parties hereby consent and submit to the exclusive jurisdiction of the competent courts of Tel Aviv, Israel regarding all matters relating to this Agreement.

11.2.	Counterpart Signatures. This Agreement may be executed in two or more counterparts. all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

11.3.
Transfer; Successors and Assigns.  This Agreement and any rights and obligations of hereunder may not be assigned or transferred by any Investor without the prior written consent of the Company. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.4.
Entire Agreement.  This Agreement constitutes the full and entire agreement, covenant, promise and understanding between the Parties hereto with respect to the subject matter hereof and thereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the parties (or by any party to another), written or oral, concerning the subject matter hereof.

11.5.
Amendment and Waivers.  Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each party hereto.

11.6
Notice.  All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission), or electronic mail, addressed as set forth below:

Company	Entera Bio Ltd.
3 Avishai St.
Jerusalem 93149
Tel:	(972) (0)
Fax:	(972) (0)
Attn:	Mr. Phillip Schwartz
E-mail:phillip@enterabio.com

Gellis Obrasky
With copy	Jabotinsky House
to	38 King George St.
Tel Aviv 63298
Israel
Attn: Adv. Jossy Gellis
Investor

or such other address as any party may designate to the others in accordance with the aforesaid procedure. All notices and other communications delivered in person, by facsimile transmission or by electronic mail shall be deemed to have been given as of one business day after sending thereof, all notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

11.7.
Expenses.  Each party shall pay its own expenses, including without limitation legal and other professional fees and expenses, incurred in connection with this Agreement. The Company shall pay the stamp taxes and any other tax applicable to the execution, delivery and performance of this Agreement. Irrespective of the foregoing, if Investor exercises the Exchange Option, Investor shall bear all tax related thereto.

11.8.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.9.
Public Statements.  The parties shall agree upon a statement or communication to the public or press concerning this Agreement to be released upon the Closing.  All other statements or communications to the public or press concerning the transactions contemplated hereunder shall be mutually agreed upon. Nothing herein shall prevent a party hereto from releasing any information if required to do so by applicable law, stock exchange, governmental regulatory authority, rule or regulation, in which case best efforts to consult with the other Parties will be made prior to any such release so that they may seek a protective order or other appropriate remedy, and further provided that in the event that such protective order or other remedy is not obtained, the disclosing party shall furnish only that portion of the information which in the reasonable opinion of its counsel is legally required.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties have caused this CONVERTIBLE FINANCING AGREEMENT to be executed as of the day and year first written above.

Entera Bio Ltd.	D.N.A. Biomedical Solutions Ltd.

/s/ Phillip Schwartz	/s/ Yonatam Malea
By: Phillip Schwartz	By: Yonatam Malea
Its: CEO	Its: CEO

Investor 1 Mr. Fred Knoll	Investor 2 Mr. Aryeh Rubin

/s/ Fred Knowll

Investor 3 Mr. Chaim Davis	Investor 4 Mr. Jack Eizkovitz

IN WITNESS WHEREOF, each of the parties have caused this CONVERTIBLE FINANCING AGREEMENT to be executed as of the day and year first written above.

Entera Bio Ltd.	D.N.A. Biomedical Solutions Ltd.

By: Phillip Schwartz	By:
Its: CEO	Its:

Investor 1	Investor 2 Mr. Aryeh Rubin

/s/ Aryeh Rubin

Investor 3	Investor 4

IN WITNESS WHEREOF, each of the parties have caused this CONVERTIBLE FINANCING AGREEMENT to be executed as of the day and year first written above.

Entera Bio Ltd.	D.N.A. Biomedical Solutions Ltd.

/s/ Phillip Schwartz
By: Phillip Schwartz	By: Yonatam Malea
Its: CEO	Its: CEO

Investor 1 Mr. Fred Knoll	Investor 2 Mr. Aryeh Rubin

By: Phillip Schwartz
Its: CEO

Investor 3 Mr. Chaim Davis	Investor 4 Mr. Jack Eizkovitz

/s/ Chaim Davis

Exhibit

List of Investors

Name of Investor	Financing Amount Per Investor	Company Conversion of shares	D.N.A. Conversion Shares
Mr. Jack Eizikovitz	$100,000.-	416	2,325,440
Mr. Fred Knoll	$550,000.-	2289	12,795,510
Mr. Chaim Davis	$100,000.-	416	2,325,440
Mr. Aryeh Rubin	$250,000.-	1,041	5,819,190
Total	$1,000,000.-USA	4,162	23,265,580

Exhibit 2.1.1

Board Resolution of the Company

Exhibit 2.21

Shareholders’ Resolutions of the Company

Exhibit 2.2.3

Board Resolutions of D.N.A.

Exhibit 2.4

Waiver

Exhibit 7.1

Corporate Documents of Company

Exhibit 7.5

Capitalization Table